                                                                    EXHIBIT 3.11

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                            STORAGE EQUITIES, INC.
                           a California corporation

                                   [AS FILED
                    In the Office of the Secretary of State
                          of the State of California
                                  NOV 13 1995]

     Ronald L. Havner, Jr. and David P. Singelyn certify that:
     1. They are the Vice President and Assistant Secretary, respectively, of STORAGE EQUITIES, INC., a California corporation (the "Corporation").
     2. The Articles of Incorporation of this Corporation are amended as follows:
          (i) Article III of the Corporation's Articles of Incorporation is amended in its entirety to read as follows:

                                     "III

     (a) This corporation is authorized to issue only three classes of shares to be designated respectively "Preferred Stock," "Common Stock" and "Class B Common Stock" and referred to herein either as Preferred Stock or Preferred shares, Common Stock or Common shares or Class B Common Stock or Class B Common shares. The total number of shares which this corporation is authorized to issue is Two Hundred Fifty-Seven Million (257,000,000); the number of Preferred shares shall be Fifty Million (50,000,000) of the par value of One Cent ($.01) each, the number of Common shares shall be Two Hundred Million (200,000,000) of the par value of Ten Cents ($.10) each and the number of Class B Common shares shall be Seven Million (7,000,000) of the par value of Ten Cents ($.10) each.

     (b) The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Preferred shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     (c) (1) Subject to any preference with respect to the Preferred shares and the provisions of this subparagraph (c)(1), the Common shares and the Class B Common shares shall be entitled to distributions out of funds legally available therefor, when, as and if declared by the Board of Directors. The Class B Common shares shall not be entitled to participate in distributions until the later to occur of (i) "funds from operations per Common Share" (as defined below) aggregating $1.80 during any four consecutive calendar quarters or (ii) January 1, 2000; thereafter, the Class B Common shares will participate in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on the Common shares, provided that cumulative distributions from September 30, 1995 at the rate of at least $.22 per share per quarter (subject to appropriate adjustment for stock splits, reverse stock splits and stock dividends) have been paid on the Common shares.

          (2) In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, subject to any preference with respect to the Preferred shares, the entire assets of this corporation available for distribution to shareholders shall be distributed ratably among the Common shares. The Class B Common shares shall not be entitled to any distributions in respect of a liquidation, dissolution or winding up of this corporation.

          (3) The Class B Common shares shall not have any voting powers either general or special, except as required by law.

          (4)  (i)   The Class B Common shares shall automatically convert into and become an equal number of Common shares upon the later to occur (A) funds from operations per Common Share (as defined below) aggregating $3.00 during any four consecutive calendar quarters or (B) January 1, 2003.

               (ii)  As used above:

                     (A) Funds from operations ("FFO") means net income (loss)
               (computed in accordance with generally accepted accounting principles) before (1) gain (loss) on early extinguishment of debt, (2) minority interest in income and (3) gain (loss) on disposition of real estate, adjusted as follows: (1) plus depreciation and amortization (including this corporation's pro rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the merger of Public Storage Management, Inc. into this corporation) and (2) less FFO attributable to minority interest.

                     (B) FFO per Common Share means FFO less preferred stock
               dividends (other than dividends on convertible preferred stock) divided by the number of outstanding weighted average shares of Common Stock assuming conversion of all outstanding convertible securities and the Class B Common shares).

               (iii) If this corporation subdivides or combines its outstanding shares of Common Stock into a greater or smaller number of shares, or sets a record date for the purpose of entitling the holders of its Common Stock to receive a dividend or other distribution payable in Common Stock, then in each case, the then outstanding Class B Common Stock shall be treated equally and shall, as appropriate, (A) be subdivided or combined in the same proportion as the Common Stock is subdivided or combined or

(B) receive the same proportionate dividend or distribution payable, respectively, in shares of Class B Common Stock as paid or issued with respect to the Common Stock.

               (iv) This corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding Class B Common Stock and shall take all such action and obtain all permits or orders that may be necessary to enable this corporation lawfully to issue Common Stock upon the conversion of the Class B Common Stock."


          (ii) Article IV of the Corporation's Articles of Incorporation is renumbered as Article V and, as renumbered, Article V reads as follows:

                                      "V

     (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) The corporation may indemnify agents of this corporation (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders by bylaw, agreement or otherwise to the fullest extent permitted by California law which may be in excess of that expressly allowed by California law, provided that such indemnification is not expressly prohibited by California law."


          (iii) a new Article IV is added to the Corporation's Articles of Incorporation to read as follows:

                                      "IV

(a)  OWNERSHIP LIMITATIONS - COMMON STOCK
     ------------------------------------

     (i) Except as provided in subparagraph (c) of this Article IV and the last sentence of this subparagraph (a), no Person shall Acquire or Beneficially Own shares of Common Stock in excess of the Ownership Limit set forth in this subparagraph (a)(i). The Ownership Limit is 2.0% of the outstanding shares of each class of Common Stock. Solely for purposes of this subparagraph (a)(i), the Common Stock and the Class B Common Stock shall be treated as a single Class of Common Stock.

     The limitation set forth in this subparagraph (a)(i) of this Article IV(a) shall apply only to an Acquisition or Transfer of Stock or other event with respect to Stock occurring subsequent to the effective date of the merger of Public Storage Management, Inc. with and into this corporation. Notwithstanding anything to the contrary in this Article IV(a), no Person shall be deemed to exceed the Ownership Limit set forth in this subparagraph (a)(i) solely by reason of the Beneficial Ownership of shares of any class of Stock to the extent such shares of Stock were Beneficially Owned by such Person on the effective date of the merger of Public Storage Management, Inc. with and into this corporation (but the Beneficial Ownership of any such shares of Stock shall be taken into account in determining whether any subsequent Transfer, Acquisition or other event violates this subparagraph
(a)(i)).

     (ii) Notwithstanding any other provisions contained in these Articles of Incorporation, no Person shall Acquire or Beneficially Own shares of any class of Stock of this corporation to the extent that, if effective, such Acquisition or Beneficial Ownership would result in this corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the purported Acquisition, Transfer or other event takes place during the second half of a taxable year) or otherwise would result in this corporation failing to qualify as a REIT.

(b)  REMEDIES
     --------

     (i) If, notwithstanding the other provisions contained in this Article IV, at any time after the effective date of the merger of Public Storage Management, Inc. with and into this corporation, there is a purported Transfer, Acquisition, change in the capital structure of this corporation or other event (including, without limitation, a change in the relationship between two or more Persons that causes the application of Section 544 of the Code, as modified by
Section 856(h)), that, if effective, would result in the violation of one or more of the restrictions on ownership and transfer described in subparagraph (a) of the Article IV, then (1) in the case of a Transfer or Acquisition, that number of shares of Stock purported to be Transferred or Acquired that otherwise would cause such Person to violate subparagraph (a) (rounded up to the next whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in subparagraph (i) of this Article IV, effective as of the close of business on the day immediately prior to the date of such purported Transfer or Acquisition, and such Person shall acquire no rights in such shares of Stock; (2) in the case of any event other than a Transfer or Acquisition ("Beneficial Ownership Event"), that number of shares of Stock that would be owned by Persons (the "Affected Persons") as a result of such Beneficial Ownership Event that otherwise would violate subparagraph (a) of this Article IV (rounded up to the next whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in subparagraph (i) of this Article IV, effective as of the close of business on the day immediately prior to such Beneficial Ownership Event, and such Affected Persons shall acquire no rights (or have no continuing rights) in such shares of Stock; or (3) if the transfer to the Trust described in either clause (1) or clause (2) hereof would not be effective for any reason to prevent any Person from Beneficially Owning Stock in violations of subparagraph (a) of this Article IV, then the Transfer, Acquisition, or other Beneficial Ownership Event that would otherwise cause such Person to violate subparagraph (a) of this Article IV shall be void ab initio.

     (ii) Notwithstanding the other provisions hereof, any Transfer or Acquisition of shares of Stock that, if effective, would result in the Stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

     (iii)  In addition to, and without limitation by, subparagraphs (b)(i) and
(b)(ii) above, if the Board of Directors or its designees shall at any time determine in good faith that a Transfer, Acquisition or other event has taken place in violation of subparagraph (a) of this Article IV or that a Person intends to Acquire, has attempted to Acquire, or may Acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Stock in violation of subparagraph
(a) of this Article IV, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing this corporation to refuse to give effect to such Transfer or other event on the books of this corporation or instituting proceedings to enjoin such Transfer or other event;

provided, however, that any Transfer or Acquisition (or, in the case of events
--------  -------
other than a Transfer or Acquisition, ownership or Beneficial Ownership) in violation of subparagraph (a) of this Article IV shall automatically result in the transfer to the Trust described in subparagraph (b)(i), irrespective of any action (or non-action) by the Board of Directors.

     (iv) Nothing contained in this subparagraph (b) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect this corporation and the interests of its stockholders by preservation of this corporation's status as a REIT.

(c)  WAIVERS AND EXCEPTIONS
     ----------------------

     (i) Subject to subparagraph (a)(ii) of this Article IV, the Board of Directors, in its sole and absolute discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit with respect to the Common Stock set forth in subparagraph (a)(i), subject to the following conditions and limitations: (A) the Board of Directors shall have determined that, after giving effect to (x) an acquisition by such Person of Beneficial Ownership of the maximum amount of Common Stock permitted as a result of the exception to be granted and (y) assuming that the four other Persons who would be treated as "individuals" for purposes of Section 542(a)(2) for of the Code and who would Beneficially Own the largest amounts of the Stock of this corporation (determined by value) Beneficially Own the maximum amount of Common Stock permitted under subparagraph (a) of this Article IV (or if greater, any exception granted under this subparagraph (c)(i) to (or with respect to) such Persons), this corporation would not be "closely held" within the meaning of
Section 856(h) of the Code (without regard to whether the purported Acquisition, Transfer or other event takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT; and (B) such Person provides to the Board of Directors such representations and undertakings as the Board of Directors may, in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Stock not subject to the exception), and such Person agrees that any violation of such representations and undertakings or attempted violation thereof will result in the application of the remedies set forth in subparagraph (b)(i) with respect to shares of Stock held in excess of the Ownership Limit with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (c)(i)). If a member of the Board of Directors requests that the Board of Directors grant an exception to the Ownership Limit with respect to such member or with respect to any other Person if such Board member would be considered to be the Beneficial Owner of shares of Stock owned by such Person, such member of the Board of Directors shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

     (ii) Subject to subparagraph (a)(ii) of this Article IV, in addition to exceptions permitted under subparagraph (c)(i) above, the Board of Directors, in its sole and absolute discretion, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) and such Person provides to the Board of Directors such representations and undertakings as the Board of Directors may, in its sole and absolute discretion, require, and such Person agrees that any violation of such representations and undertakings or attempted violation thereof will result in the application of the remedies set forth in subparagraph (b)(i) with respect to shares of Stock held in excess of the Ownership Limit with respect to such Person (determined without regard to the exemption granted under this subparagraph (c)(ii)).

     (iii) Prior to granting any exception or exemption pursuant to subparagraph (c)(i) or (c)(ii), the Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure this corporation's status as a REIT, provided, however, that obtaining a favorable
                                --------  -------
ruling or opinion shall not be required for the Board of Directors to grant an exception hereunder.

(d)  CERTAIN DEFINITIONS
     -------------------

     Unless the context otherwise requires, the terms defined in this paragraph
(d) shall have, for all purposes of subparagraphs (a) through (k) of this
Article IV, the meaning specified herein (with terms defined in the singular having comparable meanings when used in the plural).

     Acquire.  The term "Acquire" shall mean the acquisition of Beneficial
     -------
Ownership of shares of Stock by any means, including, without limitation, a Transfer, the exercise of or right to exercise any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner (if the acquisition would have been effective), as defined below. The term "Acquisition" shall have the correlative meaning. Notwithstanding the foregoing, the term "Acquire" shall not include the conversion of the Class B Common Stock into Common Stock, which are treated as a single class of Common Stock for purposes of subparagraph (a)(i) of this Article IV.

     Beneficial Ownership.  The term "Beneficial Ownership" shall mean ownership
     --------------------
of Common Stock by a Person who is or would be treated as an owner of such Stock either directly, indirectly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

     Charitable Beneficiary.  The term "Charitable Beneficiary" shall mean one
     -----------------------
or more beneficiaries of the Trust as determined pursuant to subparagraph (i) of this Article IV, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     Code.  The term "Code" shall mean the Internal Revenue Code of 1986, as
     ----
amended from time to time.

     IRS.  The term "IRS" shall mean the United States Internal Revenue Service.
     ---

     Market Price.  The term "Market Price" shall mean, with respect to any
     ------------
class of Stock, the last reported sales price on the NYSE of shares of such class of Stock on the day immediately preceding the relevant date, or if such class of Stock is not then traded on the NYSE, the last reported sales price of shares of such class of Stock on the day immediately preceding the relevant date as reported on any exchange or quotation system or for which such class of Stock may be traded, provided, however, that if the Board of Directors determines in
               --------  -------
good faith that a lower price is appropriate, then the Market Price shall be such lower price as determined in good faith by the Board of Directors, or if such class of Stock is not then traded over any exchange or quotation system, the Market Price shall be the price determined in good faith by the Board of Directors of this corporation as the fair market value of shares of such class of Stock on the relevant date.

     NYSE.  The term "NYSE" shall mean the New York Stock Exchange.
     ----

     Ownership Limit.  The term "Ownership Limit" shall mean the maximum amount
     ---------------
of Common Stock that may be Beneficially Owned by a Person under subparagraph
(a)(i) of this Article IV, determined without regard to any exception or waiver that may be granted under subparagraph (c) of this Article IV (but taking into account the last sentence of subparagraph (a)(i) of this Article IV).

     Person.  The term "Person" shall mean an individual, corporation,
     ------
partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participates in a public offering of Stock provided that the ownership of Stock by such underwriter would not result in this corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in this corporation failing to qualify as a REIT.

     Purported Beneficial Transferee.  The term "Purported Beneficial
     -------------------------------
Transferee" shall mean, with respect to any purported Transfer which would result in a violation of the limitations in subparagraph (a) of this Article IV, the Purported Beneficial Transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Stock if such Transfer had been valid under subparagraph (a) of this Article IV.

     Purported Record Transferee.  The term "Purported Record Transferee" shall
     ---------------------------
mean with respect to any Purported Transfer which would result in a violation of the limitations in subparagraph (a) of this Article IV, the record holder of the Stock if such Transfer had been valid under subparagraph (a) of this Article IV.

     REIT.  The term "REIT" shall mean a Real Estate Investment Trust under
     ----
Section 856 of the Code.

     Stock.  The term "Stock" shall mean shares of stock of this corporation
     -----
that are Common Stock.

     Transfer.  The term "Transfer" shall mean any sale, transfer, gift,
     --------
assignment, devise or other disposition of Stock, including (i) the granting of any option or entering into any agreement or the sale, transfer or other disposition of Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into exchangeable

Stock), whether voluntarily or involuntarily, whether of record or beneficially or Beneficially (including, but not limited to, transfers of interests in other entities which result in changes in Beneficial Ownership of Stock), and whether by operation of law or otherwise.

     Trust.  The term "Trust" shall mean the trust created pursuant to
     -----
subparagraph (i)(i) of this Article IV.

     Trustee.  The term "Trustee" shall mean the Person unaffiliated with this
     -------
corporation, or the Purported Beneficial Transferee, or the Purported Record Transferee, that is appointed by this corporation to serve as trustee of the Trust.

(e)  NOTICE OF RESTRICTED TRANSFER
     -----------------------------

     Any Person who Acquires or attempts to Acquire Stock or other securities in violation of subparagraph (a) of this Article IV or any Person who is a transferee in a Transfer or is otherwise affected by an event other than a Transfer that results in a violation of subparagraph (a) of this Article IV, shall immediately give written notice to this corporation of such Acquisition, Transfer or other event and shall provide to this corporation such other information as this corporation may request in order to determine the effect, if any, of such Acquisition, Transfer or other event on this corporation's status as a REIT.

(f)  OWNERS REQUIRED TO PROVIDE INFORMATION
     --------------------------------------

     From and after the Effective Date, each Person who is a beneficial owner or Beneficial Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial Owner shall provide to this corporation such information as this corporation may request, in good faith, in order to determine this corporation's status as a REIT.

(g)  AMBIGUITY
     ---------

     In the case of an ambiguity in the application of any of the provisions of this Article IV, including any definition contained in subparagraph (d) of this
Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Article IV with respect to any situation based on the facts known to it.

(h)  LEGEND
     ------

     Each certificate for shares of any class of Stock shall bear the following legend: "The shares of Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of this corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Except as set forth in Article IV of this corporation's Articles of Incorporation, no person may Beneficially Own more than 2.0% of the outstanding shares of Common Stock of this corporation, with certain further restrictions and exceptions as are set forth in this corporation's Articles of Incorporation. Any Person who attempts to own or Beneficially Own Stock in excess of the above limitations must immediately notify this corporation. All capitalized terms in this legend have the meanings defined in this corporation's Articles of Incorporation. If any of the restrictions on transfer or ownership set forth in Article IV of the Articles of Incorporation are violated, the Stock represented hereby will be automatically transferred to the Trustee of a Trust for the benefit of a Charitable Beneficiary pursuant to the terms of Article IV of the Articles of Incorporation. In addition, attempted transfers of Stock in violation of the limitations described above (as modified or expanded upon in
Article IV of this corporation's Articles of Incorporation), may be void ab
                                                                         --
initio.  This Corporation will furnish to the holder hereof, upon request and
------
without charge, a complete written statement of the terms and conditions of
Article IV of the Articles of Incorporation. Requests for such documents may be directed to the corporate secretary."

(i)  TRANSFER OF STOCK IN TRUST
     ---------------------------

     (i)    Ownership in Trust; Status of Shares Held in Trust.  Upon any
            --------------------------------------------------
     purported Transfer (whether or not such Transfer is the result of a transaction engaged in through the facilities of the NYSE), Acquisition or other event that results in the transfer of Stock to a Trust pursuant to subparagraph (b) of this Article IV, such shares of Stock shall be deemed to have been transferred to the Trustee in its capacity as Trustee for the exclusive benefit one or more Charitable Beneficiaries. The Trustee shall be appointed by this corporation and shall be a Person unaffiliated with this corporation, any Purported Beneficial Transferee or Purported Record Transferee. Each Charitable Beneficiary shall be designated by this corporation as provided in subparagraph (k) of this Article IV. Shares of Stock so held in Trust shall be issued and outstanding stock of this corporation. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares of Stock held in Trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in Trust. The Purported Record Transferee and the Purported Beneficial Transferee of shares of Stock in violation of subparagraph (a) of this Article IV shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares.

     (ii)   Dividend Rights.  The Trustee shall have all rights to dividends
            ---------------
     with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by this corporation that the shares of Stock have been transferred to the Trustee with respect to such shares shall be paid over to the Trustee by the recipient thereof upon demand, and any dividend declared but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

     (iii)  Rights upon Liquidation.  In the event of any voluntary or
            -----------------------
     involuntary liquidation, dissolution or winding up of or any distribution of the assets of this corporation, the Trustee shall be entitled to receive, ratably with each other holder of Stock of the class of Stock that is held in the Trust, that portion of the assets of this corporation available for distribution to the holders of such class (determined based upon the ratio that the number of shares of such class of Stock held by the Trustee bears to the total number of shares of such class of Stock then outstanding). The Trustee shall distribute any such assets received in respect of the Stock held in the Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation in accordance with subparagraph (i)(iv) of this Article IV.

     (iv)   Sale of Shares by Trustee.  Within twenty days of receiving notice
            -------------------------
     from this corporation that shares of Stock have been transferred to the Trust, the Trustee of the

     Trust shall sell the shares held in Trust to a Person, designated by the Trustee, whose ownership of the shares of Stock held in the Trust would not violate the ownership limitations set forth in subparagraph (a) of this
     Article IV. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this subparagraph (i)(iv). The Purported Record Transferee shall receive the lesser of (1) (x) the price per share such Purported Record Transferee paid for the Stock in the purported Transfer that resulted in the transfer of shares of Stock to the Trust, or (y) if the Transfer or other event that resulted in the transfer of shares of Stock to the Trust was not a transaction in which the Purported Record Transferee gave full value for such shares of Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the transfer of such shares of Stock to the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by this corporation that shares of Stock have been transferred to the Trustee, such shares are sold by the Purported Record Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares that exceeds the amount such Purported Record Transferee was entitled to receive pursuant to this subparagraph (i)(iv), such excess shall be paid to the Trustee upon demand. The Trustee should have the right and power (but not the obligation) to offer any share of Stock held in the Trust for sale to this corporation on such terms and conditions as the Trustee shall determine appropriate.

     (v)    Voting and Notice Rights.  The Trustee shall have all voting rights
            ------------------------
     and rights to receive any notice of any meetings, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The Purported Record Transferee shall have no voting rights with respect to shares held in Trust.

(j)  SETTLEMENT
     ----------

     Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the NYSE (but the fact that settlement of a transaction is permitted shall not negate the effect of any other provision of this Article IV and all of the provisions of this Article IV shall apply to the purported transferee of the shares of Stock in such transaction).

(k)  DESIGNATION OF CHARITABLE BENEFICIARY
     -------------------------------------

     By written notice to the Trustee, this corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Stock held in the Trust would not violate the restrictions set forth in subparagraph (a) of this Article IV in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code."

     3. The foregoing amendment of Articles of Incorporation was approved by the Board of Directors of the Corporation.

     4. The foregoing amendment was approved by the required vote of the shareholders of the Corporation entitled to vote, in accordance with Section 902 of the General Corporation Law of California. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was forty-two million sixty-four thousand two hundred eighty-three (42,064,283) shares of Common Stock and thirty-one thousand two hundred (31,200) shares of Convertible Participating Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The required vote was (i) a majority of the outstanding shares of Common Stock and (ii) a majority of the outstanding shares of the Common Stock and Convertible Participating Preferred Stock voting together as a class.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

          DATE:     November 13, 1995.


                         /s/ RONALD L. HAVNER, JR.
                         ---------------------------------------
                         Ronald L. Havner, Jr., Vice President



                         /s/ DAVID P. SINGELYN
                         ---------------------------------------
                         David P. Singelyn, Assistant Secretary